Contacts: Lisa Bliss	Peter Cauley	Sarah Williams
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase, Division of DataMirror	DataMirror	617-585-2780
408-961-1152	905-415-0310 ext. 271	swilliams@brodeur.com
lbliss@datamirror.com	pcauley@datamirror.com

DataMirror’s Enterprise Mobility Solutions Now Available for
Sony Ericsson P900 Smartphone

Enhanced Flexibility and Versatility Introduced to P900 Devices Running
PointBase Micro™ and PointBase UniSync™ on J2ME™

JAVAONE, SAN FRANCISCO, CA – (June 29, 2004) – DataMirror® (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration solutions, today announced the availability of its enterprise mobility solutions for the Sony Ericsson P900 smartphone. DataMirror will demonstrate the synchronization of enterprise data between its PointBase® solutions and the P900 smartphone at the JavaOne conference (booth no. 1531).

“The Sony Ericsson P900 is the latest addition to the list of smartphones that can run our Java mobility solutions. By combining this smartphone with our small footprint PointBase Micro database, it is now possible to effectively access enterprise data and applications on the P900,” says Herman Wallenburg, Chief Scientist, DataMirror. “Our enterprise mobility solutions allow developers to meet the size and functionality requirements of the P900, while delivering increased efficiency, flexibility, and productivity to the mobile workforce.”

DataMirror enables Java developers to use SQL database access and data synchronization techniques within their applications that run on any Java-enabled platform, extending enterprise applications to the field. DataMirror’s PointBase Micro uses a subset of JDBC to connect with enterprise databases and is specifically designed for the new generation of Java database applications for PDAs and smartphone devices, now including the Sony Ericsson P900. PointBase UniSync provides seamless, bi-directional data synchronization between Java-enabled devices and complex heterogeneous enterprise data on back-end systems.

“We are excited to see the high level of quality and innovation Sony Ericsson partners show when creating useful solutions that evolve the use of our phones,” says Ulf Wretling, Director and Head of Content Development, Sony Ericsson. “We are confident that DataMirror’s enterprise mobility solutions will further enhance the use of the Sony Ericsson P900 smartphone as a corporate work tool.”

About DataMirror’s PointBase Technology

DataMirror’s PointBase solutions include leading Java database management and synchronization technology for the embedded and mobility markets. Millions of copies of PointBase technology have been deployed in applications from a variety of leading Java vendors, including Sun Microsystems, BEA, and Macromedia. PointBase products are used in Java server applications and are also embedded within Java mobility applications. PointBase customers and their end users rely on PointBase technology to capture, protect, and integrate data on PCs, laptops, PDAs, smartphones, and other mobile devices.

DataMirror’s PointBase Embedded and PointBase Micro are 100% pure Java relational databases that deliver rich functionality, zero administration, cross-platform portability, and comprehensive security. Customers use PointBase Embedded to reduce their time-to-market, enhance end users’ out-of-the-box experience, and offer a complete single package solution for applications requiring database functionality. Customers use PointBase Micro to provide a fast, reliable, and rich client experience on smartphones and other mobile devices for enterprise applications where security, offline availability, and flexible synchronization are critical.

PointBase UniSync is a powerful, bi-directional synchronization solution for data on-the-go that allows mobile workers to synchronize relevant information from corporate back-end systems. With PointBase UniSync, customers can extend enterprise data to mobile users and gain complete portability across heterogeneous platforms. To learn more about DataMirror’s PointBase product family, visit www.pointbase.com.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real-time. Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

About Sony Ericsson and the P900 Smartphone

The Sony Ericsson P900 is a smartphone that mixes fun and entertaining features with time-saving and efficient applications giving users of PDAs, communicators, and other handheld devices a new, exciting choice. It has a wide range of features and functionality supporting advanced enterprise applications for mobile use, imaging, video recording, messaging, gaming, music, and connectivity. It's the ultimate combination for business and personal use. It is also the only handset on the market to support applications written in any of the four programming languages, C++, Personal Java, J2ME, and Visual Basic.NET.

Sony Ericsson Mobile Communications AB serves the global communications market with feature-rich mobile phones, accessories, PC-cards, and M2M solutions. Established as a joint venture by Ericsson and Sony in 2001, with headquarters in London, the company employs 4,000 people worldwide, including R&D sites in Europe, Japan, China, and America. For more information, please visit www.SonyEricsson.com

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc. PointBase and the PointBase family of related marks are the exclusive property and registered and unregistered trademarks of DataMirror Mobile Solutions, Inc. DataMirror and the DataMirror family of related marks are registered trademarks of DataMirror Corporation. PointBase, the PointBase logo, DataMirror, and the DataMirror logo are registered in the U.S. Patent and Trademark office, the Canadian Intellectual Property Office, and may be pending or registered in other countries. Java and J2MEare trademarks of Sun Microsystems, Inc. in the United States and other countries. All other products and services mentioned are trademarks of their respective companies.